EXHIBIT 99.1

TOMI Reports Strong Q1 2026 Sales of High-Margin BIT Solution, Indicating Positive Growth Trends

Frederick, MD – April 14, 2026 – TOMI Environmental Solutions, Inc.® (“TOMI”) (NASDAQ: TOMZ), a global leader in disinfection/decontamination solutions reports preliminary unaudited BIT Solution revenue for the first quarter of 2026. TOMI employs a Razor and Blade business model for iHP decontamination.  The Company sells a durable primary delivery system (the “razor”) under the SteraMist brand, at a competitive price point.  Delivery system sales drive ongoing demand for our EPA- registered BIT solution, a high-margin consumable (the "blade").  BIT Solution sales have historically generated gross margins in excess of 80%, well above TOMI’s historical consolidated gross margins.

Since 2024, BIT solution sales have shown steady annual growth, increasing from $872,380 in 2024 to $1,065,172 in 2025.  In the first quarter of 2026, BIT solution sales and orders totaled approximately $427,000.

TOMI sells 55-gallon drums, which play a crucial role in SteraMist automated integration builds and contribute to ongoing high-margin recurring revenue.  Historically, sales of these 55-gallon drums occur in the latter half of the year; in 2024, TOMI sold five (5) 55-gallon drums, increasing to seven (7) drums in 2025.  This year, TOMI anticipates selling ten (10) drums, driven by a growing pipeline of automated integration builds scheduled for delivery by year-end.

As noted in the Company’s previous press release, total orders produced in the first quarter amounted to approximately $3,360,000 million, with preliminary figures indicating approximately $1.7 million in recognized revenue for the quarter. This $3.3 million in orders positions TOMI to potentially exceed $12 million in revenue for the 2026 fiscal year.

Dr. Halden Shane, CEO of TOMI Environmental Solutions commented, “Our razor-razor blade model is beginning to show tangible results after years of growing the installed base of SteraMist delivery systems with customers. The primary goal of the Company is to achieve sustained and growing profitability. The timeline for achieving this has always been largely dependent on how quickly the iHP technology can foster customer adoption, establishing a recurring revenue stream from our proprietary BIT Solution sales, a high-margin consumable which offsets the initial hardware sales.”

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About TOMI™ Environmental Solutions, Inc.: Innovating for a safer world®

TOMI™ Environmental Solutions, Inc. (NASDAQ:TOMZ) is a global decontamination and infection prevention company, providing environmental solutions for indoor surface disinfection through the manufacturing, sales and licensing of its premier Binary Ionization Technology® (BIT™) platform. Invented under a defense grant in association with the Defense Advanced Research Projects Agency (DARPA) of the U.S. Department of Defense, BIT™ solution utilizes a low percentage Hydrogen Peroxide as its only active ingredient to produce a fog of ionized Hydrogen Peroxide (iHP™). Represented by the SteraMist® brand of products, iHP™ produces a germ-killing aerosol that works like a visual non-caustic gas.

TOMI products are designed to service a broad spectrum of commercial structures, including, but not limited to, hospitals and medical facilities, cruise ships, office buildings, hotel and motel rooms, schools, restaurants, meat and produce processing facilities, military barracks, police and fire departments, and athletic facilities. TOMI products and services have also been used in single-family homes and multi-unit residences.

TOMI develops training programs and application protocols for its clients and is a member in good standing with The American Biological Safety Association, The American Association of Tissue Banks, Association for Professionals in Infection Control and Epidemiology, Society for Healthcare Epidemiology of America, America Seed Trade Association, and The Restoration Industry Association.

For additional information, please visit https://www.steramist.com or contact us at info@tomimist.com.

Forward-Looking Statements

This press release contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management’s judgment, beliefs, current trends, and anticipated product performance. These forward-looking statements include, without limitation, statements relating to preliminary financial results, including preliminary revenue information, estimated open orders, BIT Solution sales, and estimated total integration pipeline, expected revenue growth in 2026 and beyond, TOMI’s products and services to serve the life sciences sector, and the ability to complete delivery of products and services pursuant to purchase orders. Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. These may include, but are not limited to, our ability to acquire new customers and expands sales; our projected revenue and revenue recognized from anticipated future purchase orders, invoiced orders, and contracts, our ability to maintain and manage growth and generate sales (equipment and consumable), our reliance on a single or a few products for a majority of revenues; the general business and economic conditions; and other risks as described in our SEC filings, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed by us with the SEC and other periodic reports we filed with the SEC. The information provided in this document is based upon the facts and circumstances known at this time. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements. All information provided in this press release is as of today’s date, unless otherwise stated, and we undertake no duty to update such information, except as required under applicable law.

INVESTOR RELATIONS CONTACT:

John Nesbett/Zach Nevas

IMS Investor Relations

tomi@imsinvestorrelations.com

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